Exhibit 10.17

SECURED REVOLVING PROMISSORY NOTE

$13,000,000.00	March 11, 2016

Maker:	Sterling Construction Company, Inc.

Holder(s):	Road and Highway Builders, LLC
Myers & Sons Construction, L.P.

Place for Payment:	96 Glen Carran Circle, #6
Sparks, Nevada 89431

4600 Northgate Blvd.
Sacramento, CA 95834

Principal Amount/
Maximum Committed Amount:	$13,000,000.00
Issued as a Revolving Line of Credit

Interest Rate:	2% above Prime Rate

Default Interest Rate:	The lesser of (i) 4% above Prime Rate, or (ii) 18%

Maturity Date:	January 2, 2018

Terms:

FOR VALUE RECEIVED, Sterling Construction Company, Inc., a Delaware corporation, whose address for purposes of this Secured Revolving Promissory Note (“Note”) is 1800 Hughes Landing, Blvd., Suite 250, The Woodlands, TX 77380 (“Maker”) has and continues to receive cash sweep loans from Road and Highway Builders, LLC, a Nevada limited liability company, and Myers & Sons Construction, L.P., a California limited partnership (each a “Holder” and collectively “Holders”) pursuant and subject to the provisions of Section 9.5 of the Road and Highway Builders, LLC Fourth Amended and Restated Operating Agreement, and all amendments and restatements thereof (collectively, the “RHB Agreement”), and Section 8.4(a) of the Myers & Sons Construction, L.P. Second Amended and Restated Limited Partnership Agreement, and all amendments and restatements thereof (collectively, the “Myers Agreement”). Maker promises to pay Holders at the Place of Payment the principal sum of Thirteen Million Dollars ($13,000,000.00) or so much thereof as Holders shall have been advanced from time to time to Maker plus interest from the date of the inception of the loan on the principal balance from time to time outstanding at the rate of 2% above Prime Rate per annum until paid in full.

All principal outstanding on this Note shall be paid in full in one payment on January 2, 2018 (unless such maturity date is extended by written agreement of the parties hereto). All interest payable on sums due under this Note shall either be (i) paid to Holders on a monthly basis no later than the last business day of the month, or (ii) added to the outstanding principal balance of this Note on such date as long as such addition does not cause the Note amount to exceed the Maximum Committed Amount. Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed. Any capitalized terms used herein, but not defined herein, shall have the meaning as ascribed to such terms in the RHB Agreement or Myers Agreement, as applicable. Notwithstanding anything herein to the contrary, the terms, conditions, rights and obligations of the parties set forth in the RHB Agreement and Myers Agreement shall remain in full force and effect and shall not be waived or diminished in any way by the terms of this Note or any Deed of Trust.

Payment on this Note is secured by Deeds of Trust on certain real property owned by Maker and/or its subsidiaries and affiliates. Such Deeds of Trust are attached hereto as Exhibit A. This Note, the Deeds of Trust, the RHB Agreement and the Myers Agreement shall hereinafter be collectively referred to as the “Loan Documents.”

The Maker may at any time and from time to time prepay, in whole or in part, without premium or penalty, any of the principal balance.

The Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (individually, “an Event of Default” and collectively “Events of Default”):

1.     Maker voluntarily files for bankruptcy protection or is involuntarily placed in bankruptcy (and such involuntary petition is not dismissed within ninety (90) days of being filed);

2.     Maker (i) agrees in writing to sell Maker or all or substantially all of Maker’s or its subsidiaries’ assets or business interests without the Holder’s consent (sales of securities on a nationally recognized securities market are exempt from this provision) and Maker fails to provide for the payment in full of all proceeds toward the payment of this Note in full, or (ii) takes affirmative steps towards liquidation of Maker;

3.     Travelers or another surety calls any guaranties or provides funding or payment of Maker’s accounts payable or collects or attaches contract receivables, and same is not rescinded within thirty (30) days thereafter;

4.     A Holder cannot meet its contractual or legal payment requirements to subcontractors, vendors or other third party creditors which Holder would have been otherwise able to make if this Note was not in place, and same is not cured within thirty (30) days after written notice to Maker;

5     Maker fails to maintain any secured collateral in good condition as required by the Deeds of Trust and such failure is not remedied within thirty (30) days after written notice to Maker;

6.     Maker attempts to subvert Holder’s first priority lien on any secured real property;

7.     Maker defaults or is in breach in any way on the Deeds of Trust or the Note, and such default or breach continues for a period of thirty (30) days after written notice thereof from the Holders to Maker; and/or

8.     A sweep by Maker of a Holder’s cash causes the total debt owed hereunder to exceed the Maximum Committed Amount which was not consented to by the applicable Holder hereunder, and such debt is not reduced within thirty (30) days after receipt of notice from a Holder of a default under this provision.

Upon the occurrence of an Event of Default, Holders shall have then, or at any time thereafter, all of the rights and remedies afforded a secured creditor by the Uniform Commercial Code as from time to time in effect in the State of Texas or provided for in the Loan Documents or under applicable law. Notwithstanding anything herein to the contrary, the amount outstanding under this Note shall be determined once Maker closes its book in the normal course of business at the end of each month.

From the date of the execution of this Note, Maker shall have ninety (90) days to cause the outstanding principal amount of this Note to be equal to or less than the value of all of the collateral securing this Note. In the event that Maker fails to do this within the allotted time frame, Maker will be in default on this Note. The value of the following real estate collateral shall be $12,200,000.00, unless otherwise mutually agreed upon by Maker and Holder: (i) 5638 FM 1346, San Antonio, Texas 78220; (ii) St. Hedwig Rd., San Antonio, Texas 78220; (iii) 3475 High River Rd., Fort Worth, Texas 76155; and (iv) 20800 Fernbush Ln., Houston, Texas 77073.

Maker agrees to pay on demand all costs of collection, including without limitation reasonable attorney’s fees, incurred by Holder in connection with any action taken to enforce the terms of this Note.

No delay or omission on the part of the Holders in exercising any right under this Note or the Loan Documents shall operate as a waiver of such right of any other right of Holders, nor shall any delay, omission or waiver on any one accession be deemed a bar or waiver of the same or any other right on any future occasion. The Maker regardless of the time, order or place of signing waives presentment, demand, protest or notice of any every kind, except as specifically required herein.

If any amounts under this Note become due and payable on a Saturday or Sunday or a day on which banks in the State of Texas are authorized by law to remain closed, such amount shall be paid on the next succeeding day that such banks are open for business.

Payments of principal and interest shall be made to the Holders hereof in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of private debts at the offices of Holders.

This Note is intended to memorialize the loan agreements between the parties set forth in the RHB Agreement and the Myers Agreement. Nothing herein shall be construed as a modification or waiver of the rights and remedies of Maker, Holders, or any other party contained in such agreements, or any future amendments or modifications of such agreements, and all rights and remedies contained in such agreements shall remain in full force and effect. To the extent necessary, this Note memorializes and replaces any other notes or loan agreements between the parties.

All rights and obligations hereunder shall be governed by the laws of the State of Texas. Venue for any dispute relating this this Note or any other Loan Document shall lie in the State District Courts of Tarrant County, Texas.

IN WITNESS WHEROF, Maker has caused this Secured Revolving Promissory Note to be executed as of the date set forth above.

MAKER

Sterling Construction Company, Inc.,
a Delaware corporation:
By: ________________________

Print Name: __________________

Its: _________________________

SIGNED AND SWORN TO BEFORE ME, the undersigned authority, on this _____ day of March, 2016.

______________________________
Notary Public
State of _______________